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                                                                    EXHIBIT 6.22

                          INVESTOR RELATIONS AGREEMENT

THIS AGREEMENT is dated for reference the 15th day of January, 1998

BETWEEN:

         INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC., a corporation governed by the laws of the State of South Carolina and having an office at Suite 128, 115 Atrium Way, Columbia, South Carolina 29223

         (the "Company")

AND:

         HARBORSIDE COMMUNICATIONS INC., a corporation governed by the laws of the Province of British Columbia and having an office at Suite 200, 475 Howe Street, Vancouver, British Columbia V6C 2B3

         (the "Advisor").

WHEREAS:

A. The Advisor has knowledge, experience, reputation and contacts in the areas of investor relations, corporate communications and the securities and investment industry; and

B. The Company is desirous of retaining the Advisor to provide certain investor relations services based on its knowledge, experience, reputation and contacts and to assist the Company with its shareholder and corporate communications,

NOW, THEREFORE, THIS AGREEMENT WITNESSES THAT in consideration of the promises and the covenants and agreements hereinafter contained, it is mutually agreed by and between the parties as follows:

         1. Engagement and Term. The Company and the Advisor agree that the Advisor shall be retained on a non-exclusive basis to perform investor relations services for the Company beginning on January 29, 1998 for a minimum period of three months ending April 30, 1998, which term will renew automatically for additional terms of one month.

         2. Services. The Advisor will provide such general investor relations, corporate communications and support services as the parties may mutually agree upon from time to time, including the following specific services:

         (a) Establishing a written plan (the "Plan") that articulates the method, medium, materials and frequency of providing an on-going flow of information about the Company to its significant Canadian shareholders as well as to brokers, analysts and potential investors. The Plan will include

                  (i) a schedule of materials to be provided by the Company to investors, shareholders and the press;



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                  (ii)     a schedule of the specific contacts to be made by the
                           Company via facsimile, mail, e-mail and other appropriate means; and

                  (iii)    a recommended schedule of general media exposure.

         (b) Developing a means of monitoring and auditing the results and responses to the Plan.

         (c) Subject to the prior approval of the Company and its counsel, executing the Plan. If special equipment or communications arrangements are necessary to execute the proposed Plan effectively, the Advisor will prepare a schedule of such costs that must be approved by the Company prior to the execution of the Plan.

         (d) Advising the Company about existing and emerging trends and changes in the VSE brokerage and investment community so that appropriate investor relations materials can be prepared and disseminated in a timely manner. In addition, the Advisor will monitor the ownership of the Company's shares to determine if and when material changes occur that may necessitate additional investor relations contacts.

         (e) Coordinating all of the Company's investor and shareholder contacts with the Company's Canadian counsel and, as necessary, the Company's South Carolina counsel, to ensure compliance with all applicable British Columbia and US securities laws, VSE policies and other applicable regulatory requirements.

         (f) Advising and assisting the Company with the preparation of on-site investor relations meetings at times and locations as may be mutually agreed upon by the parties.

         (g) As necessary, assisting the Company with the design, preparation and dissemination of investor relations materials (e.g., press releases, news articles and financial information).

         3. Regulatory Approval. The Company agrees to file with the British Columbia Securities Commission (the "Commission") and the Vancouver Stock Exchange (the "VSE"), within the required time periods, such documents and applicable fees as may be required to obtain any necessary regulatory approval of this agreement. The Advisor expressly acknowledges and understands that this agreement and the obligations of the Company hereunder are expressly conditional upon the Company receiving all required approvals from the Commission, the Exchange and any other applicable regulatory authority, failing which this agreement shall be of no force or effect.

         4. Good faith performance. The Advisor agrees to perform its services during this term of this agreement honestly and in good faith with a view to the best interests of the Company.

         5. Confidentiality. The Advisor agrees to keep confidential and not to disclose to any person, firm, association or corporation other than employees or agents of the Company all material non-public information provided to the Advisor by the Company or otherwise obtained by the Advisor about the Company except as required by law or expressly authorized in advance by the Company. Notwithstanding anything to the contrary, the Advisor may disclose non-public information to its employees, agents and advisors, who shall also be bound by the terms of this paragraph, in circumstances where the Advisor reasonably determines that such disclosure is necessary to provide the services contemplated hereunder.

         6. Compliance with applicable laws and policies. The Advisor represents and warrants to the Company that it holds all registrations, licenses, permits and authorizations required in order to perform the services provided for hereunder and, in the performance of such services for the Company, agrees to



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comply, on a continuing basis, with the provisions of section 52(2) of the BC
Securities Act (a copy of which is attached hereto as Schedule A) and all other applicable securities laws, VSE policies and regulatory requirements.

         7.       Payment of fees and expenses.

                  (a) In consideration for the services to be rendered by the Advisor hereunder, the Company hereby agrees to pay the Advisor a monthly fee of US$5,500 (plus any applicable taxes) commencing on the day this agreement is fully executed, with subsequent fee payments due on the same calendar day (or, if such day is not a business day, then the next business day) of each succeeding month during the term of the agreement.

                  (b) If the Company desires that the Advisor provide services that are in addition to the services contemplated by this agreement, the Advisor shall advise the Company of the additional fees that the Advisor requires to perform same. If the Company approves such additional services, the Company shall pay the Advisor such additional fees as and when required by the Advisor.

                  (c) In addition to the fees payable in connection with the services to be provided by the Advisor hereunder, the Company shall reimburse the Advisor for

                           (i) all reasonable out-of-pocket expenses (including, for example, long-distance telephone, facsimile and overnight courier charges); and

                           (ii) any reasonable professional advisory fees (such as graphic design, printing or multi media service fees)

                           that are necessary to perform the services hereunder and are approved in advance by the Company. The Company shall reimburse the Advisor for all such expenses forthwith upon receipt within a reasonable time period of the Advisor's account of the expenses with supporting receipt documentation therefor.

         8. Provision of information. The Company hereby undertakes and agrees to provide the Advisor with all information, documentation, reports, shareholder lists and assistance that the Advisor may require from time to time in order to adequately perform its services under this agreement.

         9. Reliance on information. The Company acknowledges that the Advisor, in carrying out its services hereunder, will be relying on information prepared and supplied by the Company and its respective agents and advisors. Subject to the exercise of the Advisor's professional judgment, the Advisor will be entitled to rely on, and is under no obligation to verify the accuracy or completeness of, such information. In addition, the Advisor is under no obligation to investigate any changes that may occur in such information subsequent to the date hereof, except to the extent that the Advisor actually becomes aware of any such changes or to the extent that the Company reasonably requests the Advisor to investigate such changes.

         10. Termination. The Company or the Advisor may, at its option, terminate this agreement upon 30 days' written notice to the other party. The Company may immediately terminate the relationship established under this agreement prior to the expiration of the term where

             (a) the Advisor acts unlawfully, dishonestly or in bad faith in connection with the performance of its obligations under this agreement; or



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             (b)  the Advisor breaches or defaults on any term of this agreement and such breach has not been remedied to the satisfaction of the Company within 14 days after written notice of the breach or default has been given by the Company to the Advisor.

         11. Indemnification. The Company hereby covenants and agrees that it will indemnify and save harmless the Advisor, its officers, directors, employees, agents, professional advisors and representatives, from and against any claims, costs, expenses, damages, causes of action or actions, fees, charges, liabilities or dues whatsoever which they may incur or sustain, caused or arising, directly or indirectly, by reason of any statement or information contained in any materials supplied to them by or on behalf of the Company or filed with any regulatory body or by reason of the omission to state therein any fact or information required to be stated therein or necessary to make any statement therein not misleading, or, caused or arising, directly or indirectly, by reason of the Advisor entering into and/or carrying out its duties as provided for in this agreement; provided that no claim may be made by the Advisor for indemnification hereunder in respect of any act or omission of the Advisor that is fraudulent, dishonest or negligent.

         12. Time of Essence. Time shall in all respects be of the essence under this agreement.

         13. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and the parties hereby attorn to the jurisdiction of the courts of the Province of British Columbia.

         14. Notice. Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally,
(ii) sent by prepaid overnight courier service or (iii) sent by facsimile, addressed, in the case of notice to the Advisor, as follows:

                  Harborside Communications Inc.
                  Suite 200, 475 Howe Street
                  Vancouver, British Columbia
                  V6C 2B3

                  Facsimile:        (604) 689-3945

                  Attention:        Cameron Shippit, Director and/or
                                    Deryl Fell, President

and in the case of notice to the Company, as follows:

                  Integrated Business Systems and Services, Inc.
                  Suite 128, 115 Atrium Way
                  Columbia, South Carolina 29223

                  Facsimile:        (803) 736-7735

                  Attention:        Harry Langley
                                    President

Any notice sent by overnight courier mailed shall be deemed to have been given on the business day after delivery to the courier. Notice transmitted by a form of recorded telecommunication or delivered personally shall be deemed given on the day of transmission or personal delivery, as the case may be.

Any party may from time to time notify the other in the manner provided herein of any change of address which thereafter until changed by like notice, shall be the address of such party for all purposes hereof.


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         15. Further Acts. The parties agree to execute and deliver to each other such further instruments and other written assurances and to do or cause to be done such further acts of things as may be necessary or convenient to carry out and give effect to the provisions of this agreement or as any of the parties may reasonably request in order to carry out the transactions contemplated herein.

         16. Entire Agreement. This agreement sets for the entire agreement between the parties hereto pertaining to the specific subject matter hereof and replaces and supersedes all prior agreements, understanding, negotiations and discussions, whether oral or written, of the parties hereto, and there are no warranties, representations or other agreements, whether written or oral, express or implied, statutory or otherwise. between the parties hereto in connection with the subject matter hereof except as specifically set forth herein. No supplement, modification, amendment, waiver or termination of this agreement shall be binding unless executed in writing by the party or parties to be bound thereby.

         17. Inurement. This agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns.

         18. Non-assignability. This agreement shall not be assigned by either party without the prior written consent of the other party, which consent may not be unreasonably withheld.

         19. Counterparts. This agreement may be executed in counterparts. Each signed counterpart will be deemed to be an original, and such counterparts, together, will constitute one and the same instrument and, notwithstanding the date of execution, will be deemed to bear the date first above written.

IN WITNESS WHEREOF the parties hereto have duly executed this agreement.

                                  HARBORSIDE COMMUNICATIONS INC.

                                  By:/s/ CAMERON SHIPPIT
                                     ----------------------------
                                     Cameron Shippit
                                     Director

                                  INTEGRATED BUSINESS SYSTEMS AND
                                  SERVICES, INC.

                                  By:/s/ HARRY P. LANGLEY
                                     ----------------------------
                                     Harry P. Langley
                                     President and Director



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